SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT


Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934


Date of Report (date of earliest event reported): August 15, 1997


                          VICTORMAXX TECHNOLOGIES, INC.
             (Exact name of registrant as specified in its charter)


Illinois                                0-26328               36-3971950
(State or other jurisdiction of       (Commission          (I.R.S. Employer
incorporation or organization)        file number)        Identification No.)


1202N 75th Street, Suite 243, Downers Grove, Illinois            60516
(Address of principal executive offices)                       (Zip code)


Registrant's telephone number, including area code: (630) 654-4398
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Item 2.  Termination of Merger Agreement and Acquisition of Assets

On August 15, 1997, VictorMaxx Technologies, Inc. (the "Company") terminated the Agreement and Plan of Reorganization between the Company and Rusty's Ribs of America, Inc. that was entered into on April 10, 1997.

On September 24, 1997, the Company entered into an agreement to acquire all of the outstanding capital stock of Sonoma Holding Corp. ("Sonoma"). The transaction, which is expected to close in early October 1997, is contingent upon the fulfillment of certain conditions by both of the parties. The Company will account for the acquisition as a purchase.

The Company will issue 12,208,558 shares of its common stock and 100,000 shares of its preferred stock to the shareholders of Sonoma. Mr. Kevin Koy, the former President, Chief Executive Officer and a Director of the Company, is affiliated with Sonoma. The preferred shares are convertible into 30,000,000 shares of the common stock of the Company. Additionally, the Company will issue 1,550,000 shares of its common stock to certain creditors of the Company in full satisfaction of their claims against the Company. The creditor group includes Mr. Koy and all of the current officers and directors of the Company, including Richard H. Currie, President, Chief Executive Officer and a Director, Max Minkoff, Vice President and a Director and Glenn Petersen, Senior Vice President, Chief Financial Officer and a Director. Additionally, the Company will issue 615,000 shares of its common stock to a group of individuals as a settlement of various employment claims and as compensation for assisting in the structuring of the transaction. Included in this group are all of the current officers and directors of the Company, including Richard H. Currie, Max Minkoff and Glenn Petersen.

Unaudited consolidated financial statements for Sonoma, a diversified industrial holding company, for the six month period ending June 30, 1997 show sales of $2,224,040 and pretax earnings of $149,919.

Item 7.  Financial Statements and Exhibits

(a) As of the date of this report, it is impracticable to provide the required financial statements for Sonoma. The required financial statements will be filed with an amendment to this report within 60 days of the date of this report.

(c)   Exhibits in accordance with the provisions of Item 601 of Regulation S-K:

Exhibit 2.2 Agreement and Plan of Reorganization between VictorMaxx Technologies, Inc. and Sonoma Holding Corp. as of
              September 24, 1997.

                                   SIGNATURES

Pursuant to the requirements of Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned, hereunto duly authorized.

                                VICTORMAXX TECHNOLOGIES, INC.

                                By:  /s/ Glenn Petersen
                                     -----------------------
                                     Glenn Petersen
                                     Vice President and Chief Financial Officer

Dated: September 29, 1997